Exhibit 99.1


           Sonic Solutions Reiterates Full Year Fiscal 2006 Guidance;
              Provides Quarterly FY06 Guidance for the First Time



    NOVATO, Calif.--(BUSINESS WIRE)--Aug. 15, 2005--Sonic Solutions (Nasdaq:SNIC) today reaffirmed its fiscal year 2006 guidance for its fiscal year ending March 31, 2006. Sonic continues to anticipate full year fiscal 2006 revenues to be in the range of $155 million to $165 million and fully diluted earnings to be between $1.20 and $1.30 per share.
    For the first time, Sonic is providing specific quarterly guidance for each quarter of fiscal 2006. For its second fiscal quarter ending September 30, 2005, the company anticipates revenues to be in the range of $30 million to $32 million, and fully diluted earnings to be between $0.09 and $0.11 per share. For its third fiscal quarter ending December 31, 2005, the company anticipates revenues to be in the range of $43 million to $47 million, and fully diluted earnings to be between $0.42 and $0.46 per share. For its fourth fiscal quarter ending March 31, 2006, the company anticipates revenues to be in the range of $46 million to $50 million, and fully diluted earnings to be between $0.54 and $0.58 per share.
    All guidance numbers provided in this press release are based on generally accepted accounting principles (GAAP).

    About Sonic Solutions

    Sonic Solutions (NASDAQ:SNIC; http://www.sonic.com) is the leader in digital media software, providing a broad range of interoperable, platform independent software tools and applications for creative professionals, business and home users, and technology partners. Sonic's products range from advanced DVD authoring systems and interactive content delivery technologies used to produce the majority of Hollywood DVD film releases, to the award-winning Roxio- and Sonic-branded CD and DVD creation, playback and backup solutions that have become the premiere choice for consumers, prosumers and business users worldwide.
    Sonic products are globally available from major retailers, online at Sonic.com and Roxio.com, and are bundled with PCs, after-market drives and consumer electronic devices. Sonic's digital media creation engine is the de facto standard and has been licensed by major software and hardware manufacturers, including Adobe, Microsoft, Scientific-Atlanta, Sony, and many others. Sonic Solutions is headquartered in Marin County, California.

    Sonic, the Sonic logo, Sonic Solutions, and Roxio are trademarks or registered trademarks of Sonic Solutions in the United States and/or other countries. All other company or product names are trademarks of their respective owners and, in some cases, are used by Sonic under license.

    Forward Looking Statements

    The above paragraphs of this press release may contain forward looking statements that are based upon current expectations. Actual results could differ materially from those projected in the forward looking statements as a result of various risks and uncertainties including, among others, the gross margin, operating margin, effective tax rate and cost of SOX compliance assumed for the guidance; the continuing effects of the increase in operating expenses and headcount in connection with the Roxio acquisition; and favorable expectations about Sonic's consumer electronics strategy and ability to take advantage of the convergence of the PC and consumer electronics industries. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, Sonic's ability to successfully integrate Roxio's Consumer Software Division and former employees into Sonic's business and realize the anticipated synergies and cost savings from the acquisition; general customer and market reaction to the Roxio acquisition; the timely introduction and acceptance of new products, including but not limited to Sonic's high definition series products; the costs associated with new product introductions and the possible adverse effect on gross margin; the transition of products to new hardware configurations and platforms; unforeseen increases in operating expenses as a result of the Roxio acquisition, new product introductions, cost of SOX compliance or business expansion; loss of significant customers due to the Roxio acquisition and other market conditions; risks related to acquisitions and international operations; and other factors, including those discussed in Sonic's annual and quarterly reports on file with the Securities and Exchange Commission. This press release should be read in conjunction with Sonic's most recent quarterly report on Form 10-Q and Sonic's other reports on file with the Securities and Exchange Commission, which contain a more detailed discussion of Sonic's business including risks and uncertainties that may affect future results. Sonic does not undertake to update any forward looking statements.


    CONTACT: Sonic Solutions
             A. Clay Leighton, 415-893-8000
             clay_leighton@sonic.com
             fax: 415-893-8008
             or
             Market Street Partners
             Carolyn Bass, 415-445-3232
             Susan Coss, 415-445-3237
             investinsonic@sonic.com